EXHIBIT 99.1

[GRAPHIC OMITTED]
                                                 Investor Contact: Lauren Felice
                                                               RFBinder Partners
                                                             Phone: 212-994-7541
                                               Email: lauren.felice@rfbinder.com



            Smith & Wollensky Announces First Quarter Sales Increase

New York, April 7, 2004 - The Smith & Wollensky Restaurant Group, Inc. (Nasdaq:
SWRG) today announced increased sales for the first quarter and the fiscal month of March 2004.

Total owned restaurant sales for the quarter ended March 29, 2004 were approximately $27.9 million, up 21.3% from the first quarter of 2003. Comparable owned restaurant sales increased 8.8%. Comparable owned sales include only units that have been open for 15 months or longer. For the five-week March fiscal month, total owned restaurant sales rose 24.4%, with comparable units up 11.7%.

Chairman and CEO Alan Stillman said, "The Company's sales momentum remains excellent, and we are achieving these gains against relatively strong periods a year ago. Our comparable owned restaurant sales for March 2003 and the first quarter of 2003 had increased 8.4% and 10.2%, respectively, from the previous year. We are also pleased with the improving trends at our three owned restaurants in New York City, which in March 2004 achieved an 8.9% sales increase from March 2003."

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops, owns and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 17 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas and Houston. SWRG also operates seven other restaurants in New York and Chicago, including Cite, Maloney & Porcelli, Manhattan Ocean Club, Mrs. Park's Tavern, ONEc.p.s., Park Avenue Cafe and The Post House.


Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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